EXHIBIT 2.3

                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into the day of July, 1997, by and among INNOVATIVE VALVE TECHNOLOGIES, INC.
("INVATEC"), a Delaware corporation, D. BOWEN KING, an individual ("Mr. King"), E.S. RIES, an individual ("Mr. Ries"), (Mr. King and Mr. Ries being sometimes hereinafter referred to collectively as the "Stockholders" and individually as a "Stockholder"), PUGET INVESTMENTS, INC., a Washington corporation ("PII"), and FLICKINGER-BENICIA INC., a Washington corporation ("FBI") (PII and FBI being hereinafter referred to individually and collectively as the "Company"). INVATEC, Stockholders and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                             PRELIMINARY STATEMENT

      WHEREAS, Stockholders are the legal and beneficial owners and holders of one hundred seventy-three (173) shares of the Common Stock of PII, and twenty thousand (20,000) shares of the Common Stock of FBI (the "Subject Shares"), the Subject Shares constituting all of the issued and outstanding common stock of the Company; and

      WHEREAS, INVATEC desires to acquire from Stockholders, and Stockholders desire to sell to INVATEC, all of the Subject Shares, on the terms and conditions and for the consideration set forth in this Agreement (the "Acquisition");

      WHEREAS, the Parties understand that INVATEC may enter into other agreements similar to this Agreement (the "Other Agreements") for the acquisition by INVATEC of other entities (collectively, the "Other Acquired Businesses," and each of those entities, individually, an "Other Acquired Business"), which Other Agreements will be among those entities and their equity owners, INVATEC and/or subsidiaries of INVATEC.

      NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

            Paragraph 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph 1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or Article IX of the Standard Provisions, as the case may be.

            "ACCOUNTING FIRM" means KPMG Peat Marwick in Seattle, Washington.

            "ACQUIRED BUSINESS" means the business conducted by the Company and/or Subsidiaries.
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            "ACQUISITION CONSIDERATION" has the meaning specified in Paragraph
      2.

            "CEILING AMOUNT" means $4,500,000.

            "CLOSING" has the meaning specified in Paragraph 3.

            "CLOSING DATE" means the effective date of  the Escrow Agreement.

            "COMPANY" has the meaning set forth in the preamble of this Agreement.

            "COMPANY CAPITAL STOCK" means the Common Stock, par value $1.00 per share, of PII, and the Common Stock, no par value, of FBI.

            "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Lasher Holzapfel Sperry & Ebberson PLLC, of Seattle, Washington.

            "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated, of Houston, Texas.

            "CURRENT BALANCE SHEET" means the balance sheet of the Company as of March 31, 1997.

            "CURRENT BALANCE SHEET DATE" means March 31, 1997.

            "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to INVATEC prior to the execution and delivery of this Agreement by INVATEC in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company and the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty.

            "EFFECTIVE DATE" means the date of this Agreement.

            "EFFECTIVE TIME" means 12:01 a.m. on the Effective Date.

            "ESCROW AGREEMENT" means that certain Option to Purchase and Escrow Agreement executed in connection herewith by INVATEC, the Stockholders and the Company.

            "INITIAL FINANCIAL STATEMENTS" means (a) the balance sheets of the Company as of October 31, 1995 and 1996, and the related statements of operations and retained earnings for each of the Company's fiscal years in the three-year period ended October 31, 1996, and (b) the Current Balance Sheet and the related statement of operations for the five (5) months ended on the Current Balance Sheet Date, which the Company has delivered to INVATEC

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            "LONG BEACH FACILITY" means the property on which Steam Supply &
      Rubber Co., Inc. currently conducts its business, located at 2910 California Avenue, Long Beach, California 90806.

            "NOTE REDUCTION SUM" means the sum of (i) the amount, if any, by which the total Indebtedness of the Company and the Subsidiaries at the Effective Time, after giving effect to the payment of the net indebtedness of the Stockholders to the Company and/or the Subsidiaries (but exclusive of any prepayment penalties resulting from or arising out of the prepayment of such indebtedness in connection with or as a result of this transaction, all of which shall be paid by PII on behalf of the Stockholders), exceeds $3,899,000, plus
(ii)the amount of the redemption premium paid or to be paid by PII in connection with the redemption of the preferred stock of PII described in Subparagraph 2(E) hereof, plus (iii) the amount of any prepayment penalties paid or payable by PII on behalf of the Stockholders, as contemplated in clause (i) above. The Note Reduction Sum is to be applied to each Convertible Note in accordance with the Pro Rata Share of the Stockholder to whom such Convertible Note was issued.

            "PORTLAND LEASE" has the meaning specified in Paragraph 3.

            "SEATTLE FACILITY" means the property on which Steam Supply & Rubber Co., Inc. currently conducts its business, located at 615 South Alaska, Seattle, Washington.

            "PRO RATA SHARE" of a Stockholder means: (a) 65.2% in the case of Mr. King; and (b) 34.8 % in the case of Mr. Ries.

            "REGISTRATION RIGHTS AGREEMENT" has the meaning specified in Paragraph 3.

            "RESPONSIBLE OFFICER" means Mr. Ries.

            "RIES EMPLOYMENT AGREEMENT" has the meaning specified in Paragraph
      3.

            "SUBSIDIARIES" means all of the Company Subsidiaries set forth in
      Section 2.01 of the Disclosure Statement.

            "THRESHOLD AMOUNT" means 2.0% of the Ceiling Amount.

            "UNIFORM PROVISIONS" has the meaning specified in Paragraph 4.

            "WORKING CAPITAL" means current assets minus current liabilities of the Company and the Subsidiaries, on a consolidated basis determined in accordance with GAAP (except for certain footnote items normally required by GAAP, the omission of which does not render the calculation materially inaccurate or misleading). Current liabilities shall include (i) all accrued and unpaid tax liability (other than as expressly set forth below), (ii) accruals for taxes on operations of FBI through the Effective

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      Time, and (iii) current maturities of long term debt . Current liabilities shall not include (i) accruals for the real estate excise taxes imposed on the Company as a result of the Acquisition, for which the Company has agreed to indemnify Stockholders pursuant to Subparagraph 2(B) hereof, nor
      (ii) the Company's liability for payment of transaction expenses as contemplated in Subparagraph 2(B), nor (iii) the liability to the Stockholders for a $44,000 loan to pay 1996 income taxes relative to FBI, which has been or will be repaid to the Stockholders at or prior to Closing, nor (iv) the liability of the Company for up to $15,000 of environmental liability, as contemplated in Paragraph 9(A) hereof.

      PARAGRAPH 2.PURCHASE AND SALE OF SUBJECT SHARES; REDEMPTION OF PREFERRED SHARES. (A) Subject to the term and conditions set forth in this Agreement, the Stockholders hereby agree to sell, convey, transfer, assign and deliver to INVATEC, and INVATEC hereby agrees to purchase, as of the Effective Time, the Subject Shares, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements. As consideration for the purchase of the Subject Shares and upon delivery thereof to INVATEC as of the Effective Time, INVATEC shall deliver to each Stockholder his Pro Rata Share of the following (the "Acquisition Consideration"):

            (i) in cash or other immediately available funds, the aggregate amount of Three Million and No/100 Dollars ($3,000,000.00) (inclusive of the $2,000,000 Option Price under the Escrow Agreement) ; and

            (ii) Convertible Subordinated Promissory Notes (the "Convertible Notes") in form and content acceptable to the Parties, in the aggregate principal amount of Three Million and No/100 Dollars ($3,000,000.00), less the Note Reduction Sum.

      (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. Stockholders shall pay all income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer of the Subject Shares or receipt of payments therefor, or any consideration delivered in connection therewith. Except as hereinafter expressly set forth in SUBPARAGRAPH 2(C), neither INVATEC nor the Company shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of the Stockholders; however, the Company hereby agrees to indemnify Stockholders for any real estate excise transfer tax imposed on the Company as a result of the Acquisition. INVATEC, on the one hand, and the Stockholders, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors expenses incurred in pursuing and consummating the Acquisition; however, the Stockholders may pass one-half (1/2) of such costs, up to an aggregate maximum of thirty thousand dollars ($30,000), on to the Company and the Subsidiaries for payment (the liability for which shall not reduce the Working Capital for purposes of Paragraph 5 below).

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      (C) SECTION 338 ELECTION. At INVATEC's option, Stockholders will join with
INVATEC in making an election under Section 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state or local tax law) with respect to the purchase and sale of the Company. The Stockholders will have the opportunity to review any election forms prior to filing. To the extent that by reason of such election the Stockholders will realize any tax liability that would not have been realized but for such election, the Company shall pay such tax (the liability for which shall not reduce the Working Capital for purposes of Paragraph 5 below).

      (D) COMPANY DEBT LIMITATION. The Stockholders shall cause the total Indebtedness of the Company and the Subsidiaries to be, immediately prior to the Effective Time, equal to or less than three million eight hundred ninety-nine thousand dollars ($3,899,000), after giving effect to the repayment to the Company and/or Subsidiaries of the net Indebtedness owed by the Stockholders and the King-Ries Partnership to the Company and/or Subsidiaries, but exclusive of any prepayment penalties resulting from or arising out of the prepayment of such indebtedness in connection with or as a result of the Acquisition, all of which are to be paid by Stockholders. At the Effective Time there will not be any indebtedness owed by the Company or either Subsidiary to any Stockholder (other than salary accrued in the ordinary course of business), and each Stockholder shall repay to the Company or either Subsidiary at Closing, the indebtedness owed by him to the Company or such Subsidiary.

      (E) PREFERRED SHARES. If the Stockholders are able to negotiate successfully a discount in the applicable redemption premium, then the Stockholders shall cause PII to redeem, as of the Effective Time, all of the outstanding shares of preferred stock issued by PII, in accordance with the terms thereof, for aggregate consideration equal to seven hundred ten thousand five hundred twenty-eight dollars ($710,528), plus accrued dividends, as set forth in the Company's financial statements through the dates thereof, plus the redemption premium included in Note Reduction Sum. If the Stockholders are unable to negotiate successfully a discount in the redemption premium, then such preferred stock shall not be redeemed, and the entire amount of the redemption premium payable in accordance with the terms of the preferred stock shall be included in the Note Reduction Sum.

      PARAGRAPH 3. THE CLOSING. (A) Delivery of the items set forth below shall be made to Counsel for the Company and the Stockholders, as Escrow Agent, under the Escrow Agreement, on the Closing Date.

      (B) STOCKHOLDERS' DELIVERIES. At or before the Closing, Stockholders shall deliver or cause to be delivered to counsel for Company and the Stockholders, as Escrow Agent under the Escrow Agreement, the following, in form and content acceptable to INVATEC:

            (i)   The Disclosure Statement;

            (ii) All of the stock certificates evidencing the Subject Shares, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and

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      content acceptable to INVATEC, duly authorized and executed by the record holder of each such stock certificate;

            (iii) An Investor Representation Letter in form and content acceptable to the Parties, executed by each of the Stockholders with respect to each Stockholder's acquisition of a Convertible Note as part of the Acquisition Consideration as of Effective Time;

            (iv) Resignations of all directors and officers of the Company and the Subsidiaries, effective as of the Effective Time;

            (v) Employment Agreement in form and content acceptable to INVATEC and Mr. Ries, duly executed by Mr. Ries (the "Ries Employment Agreement");

            (vi) Registration Rights Agreement in form and content acceptable to the Parties, duly executed by the Stockholders (the "Registration Rights Agreement");

            (vii) All original promissory notes or other debt instruments executed by the Company or either Subsidiary to any Stockholder, marked "Paid in Full;"

            (viii) Payment of any outstanding amounts owed by any Stockholder to the Company or either Subsidiary, as expressly set forth in Subparagraph 2(D) hereof;

            (ix) Such subordination or other agreements as INVATEC's lender may require with respect to payment of the Convertible Notes, in form and content acceptable to the Parties and such lender (which obligation shall include the obligation to execute hereafter from time to time any subordination agreements requested by a holder of Senior Indebtedness, as such term is defined in the Convertible Notes, provided any such subordination agreement is substantially in the form attached hereto as Exhibit A);

            (x) All of the stock certificates evidencing the preferred stock of PII, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and content acceptable to INVATEC, duly executed by the record holder of each such stock certificate in connection with the redemption of the preferred stock contemplated in Subparagraph 2(E);

            (xi) Lease Agreement in form and content acceptable to the Parties, covering the business premises of the Company located at 2550 NW 25th Place, Portland, Oregon 97210 (the "Portland Lease"), duly executed by the King-Ries Limited Partnership, as lessor ("Lessor"), and Steam Supply & Rubber Co., Inc., as lessee ("Lessee");

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            (xii) An opinion of counsel issued by Counsel for the Company and the Stockholders, in form and content reasonably satisfactory to INVATEC and INVATEC's counsel;

            (xiii)Certified resolutions of the Boards of Directors of the Company, in form and content reasonably acceptable to INVATEC, authorizing the transactions contemplated herein; and

            (xiv) All other items required to be delivered hereunder or as may be reasonably requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Stockholders' representations and warranties set forth herein.

      (C) INVATEC'S OBLIGATIONS. At the Closing, INVATEC will deliver or cause to be delivered to Counsel for the Company and the Stockholders, as Escrow Agent, the following in form and content acceptable to the Stockholders:

            (i) Certified checks or wire transfers of funds in the aggregate amount of Two Million and No/100 Dollars ($2,000,000.00), as payment of the Option Payment under the Escrow Agreement (the unpaid balance of the Acquisition Consideration in the amount of $1,000,000, subject to adjustment pursuant to Paragraph 2D hereof, being payable as contemplated in the Escrow Agreement);

            (ii) The Convertible Notes (subject to substitution at the Effective Time for adjustments to the principal amounts thereof pursuant to the terms of this Agreement);

            (iii) Guaranty in form and content acceptable to the Parties, duly executed by Allwaste, Inc., a Delaware corporation and a significant shareholder of INVATEC, guaranteeing repayment of the Convertible Notes;

            (iv)  The Ries Employment Agreement, duly executed by INVATEC;

            (v)   The Portland Lease, duly executed by Lessor and Lessee;

            (vi)  The Registration Rights Agreement, duly executed by INVATEC;

            (vii) An opinion of counsel issued by Counsel for INVATEC, in form and content reasonably satisfactory to Stockholders and Counsel for the Company and the Stockholders;

            (viii)Certified resolutions of the Board of Directors of INVATEC, in form and content reasonably acceptable to Stockholders, authorizing the transactions contemplated herein; and

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            (ix) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of INVATEC's representations and warranties set forth herein.

      (D) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby, including any subordination agreements requested by any holder of Senior Indebtedness, as such term is defined in the Convertible Notes, provided any such subordination agreement is substantially in the form attached hereto as Exhibit A. Each Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by INVATEC, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by INVATEC, for the purpose of assigning and confirming to INVATEC, all of the Subject Shares, or if necessary, any of the assets of the Company or either Subsidiary.

      (E) DRESSER INDUSTRIES. The Parties acknowledge that Dresser Industries, Inc. ("Dresser") has not consented to the Acquisition, nor waived any of its rights with respect to any breach or default under, or violation of, any agreement of Dresser with the Company or either of the Subsidiaries (hereafter, a "Dresser Agreement"), caused by the failure to obtain the consent of Dresser in accordance with the terms of any Dresser Agreement; however, the Stockholders, the Company and the Subsidiaries hereby represent and warrant that as of the Effective Time (i) each Dresser Agreement is in full force and effect, is valid and enforceable, and has not been altered, modified or amended in any manner, except as described in the Disclosure Statement, and (ii) neither Dresser nor such Company or Subsidiary is in default under the terms of any Dresser Agreement (except for any default caused by the failure to obtain the consent of Dresser to the Acquisition in accordance with the terms of a Dresser Agreement). The Stockholders hereby covenant and agree to use their best efforts, as reasonably requested by the Company, at the Company's expense, for one hundred twenty (120) days after the Closing Date (i) to obtain the consent of Dresser to the Acquisition, and (ii) to convince Dresser not to terminate or modify any Dresser Agreement.

      PARAGRAPH 4. INCORPORATION OF UNIFORM PROVISIONS. (A) The Uniform Provisions for Business Combinations attached hereto as Annex 1 (the "Uniform Provisions"), are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein, subject to the following revisions:

            (i) The Table of Contents of the Uniform Provisions is hereby amended by deleting therefrom all references to "and Newco".

            (ii) The first paragraph of each of Article I and Article II is hereby amended by deleting therefrom the phrase "date of this Agreement, and will be, as amended or supplemented pursuant to Section 4.07, on the Closing Date and immediately prior to".

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            (iii) Sections 2.03(d) and 3.02(d) are hereby amended by deleting therefrom the phrase "Except for (i) the filing of the Certificates of Merger, if any, with the applicable Governmental Authorities, (ii) filings of the Registration Statement under the Securities Act and the SEC order declaring the Registration Statement effective under the Securities Act and (iii) as may be required by the HSR ACT or the applicable state securities or blue sky laws".

            (iv) Subsection 2.14(a)(i) is hereby deleted in its entirety and substituted therefor is the following:

                  (i) The Company's Financial Statements prepared as of the
            Company's fiscal years ending in 1994, 1995, and 1996, each year-end and as of March 31, 1997 (including in each case the related schedules and notes) present fairly, in all material respects, the financial position of the Acquired Business at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Acquired Business and stockholders' or other owners' equity for the respective periods set forth therein and have been prepared in accordance with GAAP. As of the date of any balance sheet included in those Financial Statements, neither the Company nor any Company Subsidiary then had any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Acquired Business and required to be reflected in such Financial Statements or in the notes related thereto in accordance with GAAP which were not so reflected. All of the other Financial Statements of the Company (including in each case any related schedules or notes) delivered to INVATEC present fairly, in all material respects, the financial position of the Acquired Business at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Acquired Business and stockholders' or other owners' equity for the respective periods set forth therein and have been prepared in accordance with GAAP (except for certain footnote disclosures normally required by GAAP, the omission of which did not cause such Financial Statements to be materially misleading). As of the date of any balance sheet included in those Financial Statements, neither the Company nor any Company Subsidiary then had any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Acquired Business and required to be reflected in such Financial Statements which were not so reflected (except for certain footnote disclosures normally required by GAAP, the omission of which did not cause such Financial Statements to be materially misleading).

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            (v) The phrase "To the knowledge of the Stockholders" is hereby inserted in the following locations:

            (A) Before the word "except" in the third line of Subsection
      2.19(d);

            (B) Before the word "Except" at the beginning of Subsection 2.20(b);

            (C) Before the word "Except" at the beginning of the first and third sentences of Section 2.21; and

            (D) At the beginning of each of the last two sentences of Section 2.23;

            (vi) The fourth line of Subsection 2.25 is hereby amended by inserting the phrase "and the Stockholders" after the phrase "knowledge of the Company".

            (vii) Section 2.26 is hereby amended by deleting therefrom the phrase "the IPO Closing Date" and substituting therefor the phrase "the Effective Time."

            (viii) The last sentence of Section 2.27(b) is hereby deleted.

            (ix) Article III, Section 7.03 and Section 10.04 are hereby amended by deleting therefrom the phrases "each of INVATEC and Newco", "Either of INVATEC or Newco", "INVATEC and Newco" and "INVATEC or Newco", and substituting therefor the word "INVATEC".

            (x) The first paragraph of Article III is hereby amended by deleting therefrom the phrases "jointly and severally" and "the date of this Agreement, and will be on the Closing Date and immediately prior to".

            (xi) Section 3.02(c) is hereby amended by deleting therefrom the phrase "negative pledge covenants of INVATEC respecting its assets" and substituting therefor the phrase "those in favor of INVATEC's third party lender".

            (xii) Section 3.04 is hereby deleted in its entirety and substituted therefor is the following:

            Section 3.04 CAPITAL STOCK OF INVATEC. (a) At the Effective Time,
            (i) the authorized Capital Stock of INVATEC is comprised of (A) 30,000,000 shares of INVATEC Common Stock, $.001 par value per share, and (B) 5,000,000 shares of preferred stock, $.001 par value per share, and (ii) there are (A) Three Hundred Fifty-Seven Thousand One Hundred Fourteen (357,114) shares of INVATEC Common Stock, issued and outstanding and (B) no shares of INVATEC preferred stock issued and outstanding.

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                  (b) All shares of INVATEC Common Stock to be issued pursuant to the Convertible Notes, when issued (i) will have been duly authorized and validly issued in accordance with the DGCL and INVATEC's Charter Documents and (ii) will be fully paid and nonassessable. None of the shares of INVATEC Common Stock to be issued pursuant to the Convertible Notes will, when issued, have been issued in breach or violation of (i) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or
            (ii) the terms of any of its Derivative Securities then outstanding.

            (xiii)Section 3.05 is hereby deleted in its entirety and substituted therefor is the following:

            Section 3.05 SUBSIDIARIES. (a) At the Effective Time, INVATEC will have no subsidiaries.

            (xiv) Article III is hereby amended by inserting the following:

            Section 3.08. DUE DILIGENCE. Prior to the Closing Date, INVATEC investigated and reviewed such of the books, records and operations of the Acquired Business as INVATEC considered necessary to satisfy itself as to the condition of the Acquired Business as of the Closing Date. INVATEC has notified the Stockholders of any ACTUAL knowledge it has obtained that any of the Stockholders' representations or warranties contained herein are untrue or materially misleading as of the Closing Date. To the extent that INVATEC has ACTUAL knowledge that any of the Stockholders' representations or warranties contained herein are untrue or materially misleading as of the Closing Date, the applicable representation or warranty KNOWN to be untrue or misleading shall be unenforceable, with respect and to the extent of such knowledge; however, based on the investigation and review conducted by Invatec, it has no actual knowledge as of the Closing Date that any of the Stockholders' representation or warranties are untrue as of the Closing Date. IN ALL OTHER RESPECTS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS SHALL REMAIN UNAFFECTED BY THE PROVISIONS OF THIS SECTION 3.08.

            Section 3.09. FUTURE PERFORMANCE. INVATEC acknowledges that it has had the opportunity to inspect the business and properties of the Company and the Subsidiaries, and understands that irrespective of the provision to INVATEC of financial forecasts, future budgets and other future looking documents, that no representations or warranties as to the future performance of the business of the Company or the Subsidiaries have been or are being made by the Stockholders or the Company.

            (xv)  Articles IV, V and XI are hereby deleted in their entirety.

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            (xvi) Sections 6.01, 6.03 and 6.04 are hereby deleted in their entirety, and substituted therefor is the following:

            Section 6.04 REMOVAL OF GUARANTIES. INVATEC will cause (a) the Stockholder Guaranties in favor of the Union Bank of California, listed in Section 6.04 of the Disclosure Statement, to be terminated in conjunction with the release of the documents from escrow, and
            (b) all other Stockholder Guaranties listed in Section 6.04 of the Disclosure Statement to be terminated as promptly as practicable thereafter.

            (xvii) Subsection 7.02(a)(iii) is hereby deleted in its entirety, and substituted therefor is the following:

            (iii) any liability under the Securities Act, the Exchange Act or other applicable Governmental Requirement which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to the Company and the Company Subsidiaries, or any of them, which is (1) provided to INVATEC or its counsel by the Company prior to the Effective Time or by the Stockholders and
            (2) contained in any preliminary prospectus relating to the IPO, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (B) any omission or alleged omission to state therein a material fact relating to the Company and the Company Subsidiaries, or any of them, for the period prior to the Effective Time, required to be stated therein or necessary to make the statements therein not misleading, and not provided to INVATEC or its counsel by the Company or the Stockholders after the Company and the Stockholders have been given a reasonable opportunity to review such preliminary prospectus or or other documentation or furnish such information (each Third Party Claim described in Section 7.02(a) and each Third Party Claim described in 7.02(b) being an "INVATEC Indemnified Loss").

            (xviii) Section 7.06 is hereby amended by adding Subsection (c) as follows:

            (C) To the extent the Indemnifying Party indemnifies the Indemnified Party for claims upon which third parties, including insurance companies, may be liable, the Indemnifying Party shall be fully subrogated to all of the rights and remedies of the Indemnified Party with respect to such claims.

            (xix) With respect to Mr. Ries only, Section 8.01 is hereby amended by (i) deleting from the third line thereof the phrase "third anniversary" and substituting therefor the phrase "second anniversary".

            (xx) The last sentence of Section 10.12 is hereby deleted in its entirety, and substituted therefor is the following:

            This Section 10.12 shall not affect the indemnification, subrogation or other contractual rights of the Stockholders under this Agreement or any other Transaction Document.

            (xxi) Subsection 10.05(b) is hereby amended by inserting at the commencement thereof the phrase "except as set forth in Subparagraphs 2(B) and 2 (C) of the Agreement".

            (xxii) Section 10.07 is hereby deleted in its entirety, and substituted therefore is the following:

            SECTION 10.07. JURISDICTION AND VENUE. THE PARTIES AGREE THAT AS TO ANY DISPUTE HEREUNDER WHICH RESULTS IN LITIGATION, JURISDICTION AND VENUE WILL BE IN BOTH THE FEDERAL AND STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS , AND THE FEDERAL AND STATE COURTS LOCATED IN KING COUNTY, WASHINGTON.

      PARAGRAPH 5.POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. Within forty-five
(45) days after the Effective Time, the Stockholders shall deliver to INVATEC an unaudited balance sheet and income statement of the Business, prepared as of 11:59 p.m. on the day preceding the Effective Date (the "Post-Closing Financial Statements"), which shall be true, complete and correct in all respects and prepared in accordance with generally accepted accounting principles, consistently applied, (except for certain footnote disclosures normally required by GAAP, the omission of which will not cause the Post-Closing Financial Statements to be materially misleading), and certified as true, complete and correct by Stockholders. These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by INVATEC unless INVATEC furnishes written notice of INVATEC's disagreement ("Notice of Disagreement") to Mr. Ries prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by INVATEC to Mr. Ries in accordance with this Paragraph 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10- day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Seattle, Washington. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm.

The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each party's independent auditors and counsel) pursuant to this Paragraph 5 shall be borne one-half by INVATEC and one-half by Stockholders. The fees and disbursements of Stockholders' independent auditors and counsel incurred in connection with this Paragraph 5 shall be borne by Stockholders, and the fees and disbursements of INVATEC's independent auditors and counsel incurred in connection with this Paragraph 5 shall be borne by INVATEC. The final determination as described in the procedures set forth hereinabove shall constitute the "Final PostClosing Financial Statements." To the extent that the Working Capital of the Company, as set forth in the Final Post-Closing Financial Statements, is less than or greater than five hundred seventy-four thousand dollars ($574,000), the deficiency will be paid in cash by Stockholders to INVATEC, or the excess will be paid in cash by INVATEC to the Stockholders, as applicable, within five business days of delivery of the Final Post-Closing Financial Statements to INVATEC and to Mr. Ries. The Purchase Price shall also be decreased by the amount of the Note Reduction Sum, to the extent of any adjustments to the principal amounts of the Convertible Notes which were not made previously, which decrease shall be effected by reducing the original principal amount of each Convertible Note, according to the Pro Rata Share of the Stockholder to whom such Convertible Note was issued, and each Stockholder hereby covenants and agrees to execute and deliver to INVATEC, within three (3) business days after receipt of an execution counterpart thereof from INVATEC, a note modification agreement reflecting this modification of the Acquisition Consideration and of the original principal amount of such Stockholder's Convertible Note.

      PARAGRAPH 6.OFFSET; ATTORNEYS' FEES. To the extent permitted by applicable law, all amounts due and owing to a Stockholder under this Agreement or a Convertible Note shall be subject to offset by the INVATEC to the extent of any damages incurred as a result of any Stockholder's breach of this Agreement or any document, instrument, or agreement executed by any Stockholder in connection herewith after thirty (30) days prior written notice to the Stockholders of the alleged breach, and the failure of the Stockholders to cure same within such 30-day period. Any offset against a Convertible Note shall be against (i) the payments next coming due under such Convertible Note, or (ii) the then outstanding principal balance of the Note, at the election of INVATEC. Each Stockholder hereby acknowledges and agrees that but for the right of offset contained in this Paragraph 6, INVATEC would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which such Party or Parties may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

      PARAGRAPH 7. NOTICES. For purposes of Section 10.06, notices shall be addressed to the Stockholders and the Company, as follows:

            (A)   if to a Stockholder, addressed to him at:

                  Mr. D. Bowen King
                  8291 Seaview Avenue
                  Indianola, WA 98342;  or

                  Mr. E.S. Ries
                  15108 168th Avenue NE
                  Woodinville, WA 98072;

      with copies (which shall not constitute notice for purposes of this Agreement) to:

                  Mr. George Holzapfel
                  Lasher Holzapfel Sperry & Ebberson PLLC
                  2600 Two Union Square
                  601 Union Street
                  Seattle, Washington 98101-4000

      PARAGRAPH 8.IPO HOLDBACK. Each Stockholder hereby covenants and agrees that (i) he will not dispose of any of the INVATEC's common stock issued upon conversion of the Convertible Notes for a period of two (2) years after the IPO Closing Date without the prior written consent of the Company, and (ii) he will execute such agreements as may be required by the Company in order to evidence this covenant and agreement.

      PARAGRAPH 9.   ENVIRONMENTAL INDEMNITY.

      A. SEATTLE FACILITY. The Parties acknowledge that there has occurred surface staining of the soil within a certain area which is approximately ten feet (10') by twenty-five feet (25') at the Seattle Facility, and agree that it is in the best interests of the Parties to remove the stained soil. The Parties contemplate that (i) the stained soil will be removed based on a visual inspection, to depths of up to six (6) or eight (8) feet in certain areas, (ii) testing will be done to confirm the removal of all contaminated soil, and (iii) the area will be backfilled with appropriate materials. In addition to any other liabilities and obligations of the Stockholders hereunder, and without regard to any Threshold Amount except as expressly set forth in this Paragraph 9, Stockholders hereby agree to indemnify, defend and hold harmless INVATEC, the Company and the Subsidiaries from and against any loss, cost, expense, liability or damages caused by, arising out of or resulting from any clean-up costs or remedial work relating to the foregoing, to the extent, but only to the extent, that such losses, costs, expenses, liabilities and damages exceed Fifteen Thousand Dollars ($15,000) in the aggregate.

      B. LONG BEACH FACILITY. In addition to any other liabilities and obligations of the Stockholders hereunder, and without regard to any Threshold Amount, Stockholders hereby agree to indemnify, defend and hold harmless INVATEC, the Company and the Subsidiaries from and against any loss, cost, expense, liability or damages caused by, arising out of or resulting from (a) any release (as defined in the Environmental Laws) at, from, in or on the Long Beach Facility which occurred at any time prior to the Effective Time (including the time prior to the date on which Steam Supply & Rubber Co., Inc. took possession of the Long Beach Facility) which, if all relevant facts were known to the relevant Governmental Authorities, reasonably could be expected to require remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that release had not occurred; (b) the presence of any Solid Wastes, Hazardous Wastes or Hazardous Substances in, on or about the Long Beach Facility as of the Effective Time; (c) any storage tanks on or under the Long Beach Facility, and any materials released into the surrounding environment therefrom; and (d) any clean-up costs, remedial work, damage to natural resources, personal injury or property damage, including any claim under CERCLA, relating to any of the foregoing. To the extent the Stockholders indemnify Invatec, Flickinger Co. or their respective Affiliates for claims under this Paragraph 9, Stockholders shall be subrogated to all of the rights and remedies of Invatec, Flickinger Co. and their respective Affiliates with respect thereto.

      PARAGRAPH 10. MEDIATION AND ARBITRATION OF DISPUTES. Except for disputes to be resolved by the Accounting Firm as contemplated in Paragraph 5 hereof, in the event that any disputes arise regarding the interpretation or enforcement of this Agreement, such disputes shall be resolved as follows:

      The Parties shall first attempt to resolve them by good faith negotiations. If any disputes cannot be resolved by direct negotiations within fifteen (15) days or such longer time as is mutually agreed by the Parties, then the Parties shall submit such disputes to mediation, which shall focus on the needs of all concerned Parties and seek to solve problems cooperatively, with an emphasis on dialogue and accommodation. The goal of the mediation shall be to fairly resolve each dispute in a manner which preserves and enhances the Parties' relationships. Any Party desiring mediation may begin the process by giving the other Parties a written request to mediate which describes the issues involved and invites such other Parties to join in naming a mutually agreeable mediator and setting a time frame for the mediation meeting. The Parties and mediator may adopt any procedural format that seems appropriate for the particular dispute. The contents of all discussions during the mediation shall be confidential and non-discoverable in subsequent arbitration or litigation, if any. If the Parties can agree upon a mutually acceptable resolution to the disagreement, it shall be reduced to writing, signed by the Parties, and the dispute shall be deemed resolved. The costs of mediation shall be divided equally among the Parties to the dispute.

      If any dispute cannot be resolved through mediation, or if any Party refuses to mediate or to name a mutually acceptable mediator or establish a time frame for mediation within a period of time that is reasonable considering the urgency of the disputed matter, or fails to agree to procedures for the mediation, then any Party who desires dispute resolution shall seek binding arbitration as hereinafter provided.

      All disputes among the Parties arising out of or related to this Agreement which have not been settled by mediation shall be resolved by binding arbitration within the State of Washington. Within twenty (20) days of receiving written demand for arbitration, the Parties involved in the dispute shall attempt to reach agreement upon the selection of a qualified impartial arbitrator. If the Parties cannot agree upon an arbitrator within twenty (20) days from the date written demand for arbitration is served, the Party demanding arbitration may commence an action for the limited purpose of obtaining appointment of an arbitrator by the Presiding Judge of the Superior Court of the State of Washington for King County. Any arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect, although the arbitration need not be conducted under the auspices of the Association. Any arbitration award may be enforced by judgment entered in the Superior Court of the State of Washington for King County.

      PARAGRAPH 11. MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute but one and the same agreement. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith other than the Convertible Notes, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents , instruments of agreements executed in connection herewith other than the Convertible Notes, such copies shall be deemed originals.

            EXECUTED AND DELIVERED EFFECTIVE as of the date first written above.

                                        INVATEC:

                                        INNOVATIVE VALVE TECHNOLOGIES,
                                        INC., a Delaware corporation

                                        By:
                                        CHARLES F. SCHUGART
                                        Senior Vice President

                                        STOCKHOLDERS:

                                        D. BOWEN KING, Individually

                                        E.S. RIES, Individually

            The undersigned, the spouses of each of Mr. King and Mr. Ries, are fully aware of, understand, and fully consent and agree to the provisions of this Stock Purchase Agreement, and its binding effect upon any community or other property interests that they may own in the Subject Shares, and their awareness, understanding, consent and agreement are evidenced by their execution hereof. The undersigned spouses of each of Mr. King and Mr. Ries additionally join in the execution hereof in order to sell, assign and transfer unto INVATEC all of their respective rights, titles and interests, legal or beneficial, if any, in the Subject Shares.

                                        ---------------------------------------
                                        NAME: BETSE KING,
                                        SPOUSE OF D. BOWEN KING

                                        ---------------------------------------
                                        NAME: MONIKA A. RIES
                                        SPOUSE OF E.S. RIES

                                        THE COMPANY:

                                        PUGET INVESTMENTS, INC.
                                        a Washington corporation

                                        By:
                                        Name:
                                        Title:

                                        FLICKINGER-BENICIA INC.
                                        a Washington corporation

                                        By:
                                        Name:
                                        Title:


Exhibit A -- Form of Subordination Agreement
Annex 1 - Uniform Provisions